FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
REPORTS RECORD RESULTS FOR 2004,
DIVIDENDS INCREASED 49 CONSECUTIVE YEARS
AND APPOINTMENT OF CEO TO CHAIRMAN

Atlanta, Georgia, February 22, 2005 — Genuine Parts Company (NYSE: GPC) completed its 77th year of operations and reports record sales and earnings for the year ended December 31, 2004.

Sales in 2004 were $9.1 billion, up 8% compared to 2003. Net income for the year was $395.6 million, an increase of 12% compared to $353.6 million in 2003 before the cumulative effect of an accounting change adopted January 1, 2003. Earnings per share on a diluted basis were $2.25, up 11% compared to $2.03 in 2003 before the accounting change. In accordance with the Financial Accounting Standards Board’s EITF 02-16 affecting the accounting treatment of cash consideration received from vendors, a non-cash charge of $20 million was recorded as of January 1, 2003, representing the cumulative effect of a change in accounting principle. After the cumulative effect adjustment in 2003, net income and diluted earnings per share in 2004 were up 18% compared to 2003.

Mr. Larry Prince stated, “We achieved record levels of sales and earnings in 2004 and it was a year that we can be proud of for a number of reasons. First, all four of our business segments contributed to our success in a significant and positive way. We also improved on our gross margins, operating expenses as a percentage of sales and operating margins. In addition, we strengthened our balance sheet with the generation of $555 million in operating cash flow and with total debt reduced by $177 million.”

Fourth Quarter 2004

Sales increased 8% to $2.25 billion in the fourth quarter ended December 31, 2004, compared to $2.09 billion for the same period in 2003. Diluted earnings per share in the fourth quarter were 55 cents, up 10% compared to 50 cents per share for the fourth quarter of 2003.

Mr. Tom Gallagher commented, “For the quarter, revenues in our Automotive Group were up 6%. Motion Industries, our Industrial Group, increased sales by 13%, and EIS, our Electrical/Electronics Group, was up 9%. Both of these business segments continue to benefit from the improved economic conditions across their manufacturing customer base. Sales for S. P. Richards, our Office Products Group, improved by 4%.”

Mr. Gallagher concluded, “In 2004, the Company was able to pick up the revenue pace with solid strategies and good execution. Today, we find ourselves in the position of needing to do it again with the same spirit and intensity that we had going for us in 2004. We believe all the plans are in place to do this and we look forward to 2005.”

Dividends Increased 49 Consecutive Years

Genuine Parts Company also announced an increase of 4% in the regular quarterly cash dividend for 2005. On February 21, 2005, the Board of Directors increased the cash dividend payable to an annual rate of $1.25 per share compared with the previous dividend of $1.20 per share. The quarterly cash dividend of $.3125 per share is payable April 1, 2005 to shareholders of record March 11, 2005. GPC has paid a cash dividend every year since going public in 1948 and this recent increase makes the 49th consecutive year.

Board Appoints CEO to Chairman

Genuine Parts Company also announced that on February 21, 2005, the Board of Directors elected Thomas C. Gallagher, President and CEO, to the additional position of Chairman of the Board. Mr. Prince stated, “Tom is known and held in high esteem by all constituencies of our Company, including our employees, customers and shareholders. He has been a member of the GPC team for 34 years, and for 15 of those he served as President and COO prior to his election to CEO last year. There is no person more ideally suited to lead Genuine Parts Company in the coming years and we have pride and confidence in this important development.”

Mr. Prince added, “My own plans include retirement from day to day activities and management at Genuine Parts Company on March 31, 2005. It will be my privilege to continue to serve as a Director on the GPC Board and Chairman of the Executive Committee. It has been an honor to be part of this splendid organization for 46 years and my interest will always be directed toward the success and well being of GPC.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 3654462. A replay will also be available at 800-642-1687, conference ID 3654462, until 12:00 a.m. EST on March 8, 2005.

Forward Looking Statements

Some statements in this release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that its forward-looking statements involve risks and uncertainties. The Company undertakes no duty to update its forward-looking statements, which reflect the Company’s beliefs, expectations, and plans as of the present. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet-related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,253,307	$2,085,260	$9,097,267	$8,449,300
Cost of goods sold	1,502,953	1,404,316	6,267,544	5,826,684

	750,354	680,944	2,829,723	2,622,616
Selling, administrative & other expenses	598,483	547,469	2,193,804	2,050,873

Income before income taxes and accounting change	151,871	133,475	635,919	571,743
Income taxes	55,557	46,738	240,367	218,101

Net income before cumulative effect of
a change in accounting principle	96,314	86,737	395,552	353,642
Cumulative effect of a change in
accounting principle (1)	—	—	—	(19,541)

Net income after cumulative effect of a change
in accounting principle	$96,314	$86,737	$395,552	$334,101

Basic Net Income per Common Share:
Before cumulative effect of a change in
accounting principle	$.55	$.50	$2.26	$2.03
Cumulative effect of a change in accounting principle (1)	—	—	—	(.11)

Basic net income	$.55	$.50	$2.26	$1.92

Diluted Net Income per Common Share:
Before cumulative effect of a change in
accounting principle	$.55	$.50	$2.25	$2.03
Cumulative effect of a change in accounting principle (1)	—	—	—	(.12)

Diluted net income	$.55	$.50	$2.25	$1.91

Weighted average common shares outstanding	174,804	173,994	174,687	173,995
Dilutive effect of stock options and
non-vested restricted stock awards	1,281	473	973	485

Weighted average common shares outstanding –
assuming dilution	176,085	174,467	175,660	174,480

(1)	On January 1, 2003 the Company recorded a non-cash charge related to the capitalization of certain vendor consideration in connection with the new Financial Accounting Standards Board’s EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”.

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
	(Unaudited)
	(in thousands, except ratio analysis)

Net sales:
Automotive	$1,164,072	$1,094,619	$4,739,261	$4,477,508
Industrial	636,998	561,446	2,511,597	2,253,947
Office Products	375,633	362,000	1,540,878	1,457,149
Electrical/Electronic Materials	81,342	74,463	335,605	297,618
Other (1)	(4,738)	(7,268)	(30,074)	(36,922)

Total net sales	$2,253,307	$2,085,260	$9,097,267	$8,449,300

Operating profit:
Automotive	$91,320	$72,753	$396,015	$363,022
Industrial	48,611	40,489	173,760	151,109
Office Products	42,166	40,035	150,817	143,263
Electrical/Electronic Materials	3,311	1,709	14,611	7,112

Total operating profit	185,408	154,986	735,203	664,506
Interest expense	(8,106)	(11,512)	(37,260)	(51,538)
Other, net	(25,431)	(9,999)	(62,024)	(41,225)

Income before income taxes and accounting change	$151,871	$133,475	$635,919	$571,743

Capital expenditures	$25,526	$10,291	$72,077	$73,904

Depreciation and amortization	$12,432	$16,907	$62,207	$69,013

Current ratio			3.2/1	3.5/1

Total debt to total capitalization			16.5%	22.7%

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2004	2003
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$134,940	$15,393
Trade accounts receivable	1,123,900	1,084,874
Inventories	2,198,957	2,140,811
Prepaid expenses and other current assets	175,687	161,132

TOTAL CURRENT ASSETS	3,633,484	3,402,210
Goodwill and other intangible assets	57,672	58,028
Other assets	384,703	324,726
Total property, plant and equipment, net	379,388	342,992

TOTAL ASSETS	$4,455,247	$4,127,956

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$856,653	$706,609
Current portion long-term debt and other borrowings	968	52,525
Income taxes payable	42,932	18,575
Dividends payable	52,495	51,331
Other current liabilities	179,667	138,298

TOTAL CURRENT LIABILITIES	1,132,715	967,338
Long-term debt	500,000	625,108
Other long-term liabilities	110,078	61,052
Deferred income taxes	115,683	114,533
Minority interests in subsidiaries	52,394	47,642
Common stock	174,965	174,045
Retained earnings and other	2,369,412	2,138,238

TOTAL SHAREHOLDERS’ EQUITY	2,544,377	2,312,283

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,455,247	$4,127,956

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2004	2003
	(in thousands)

OPERATING ACTIVITIES:
Net income	$395,552	$334,101

Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	—	19,541
Depreciation and amortization	62,207	69,013
Other	2,688	2,565
Changes in operating assets and liabilities	94,789	(23,035)

NET CASH PROVIDED BY OPERATING ACTIVITIES	555,236	402,185

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(72,077)	(73,904)
Other	4,122	(1,371)

NET CASH USED IN INVESTING ACTIVITIES	(67,955)	(75,275)

FINANCING ACTIVITIES:
Net payments on credit facilities	(176,801)	(112,976)
Stock options exercised	37,523	4,601
Dividends paid	(208,575)	(204,556)
Purchase of stock	(21,475)	(17,709)

NET CASH USED IN FINANCING ACTIVITIES	(369,328)	(330,640)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,594	(872)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	119,547	(4,602)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15,393	19,995

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$134,940	$15,393